Exhibit 99.1
Skyward Specialty Insurance Group Reports First Quarter 2024 Results
Houston, TX – May 1, 2024 – Skyward Specialty Insurance Group, Inc. (Nasdaq: SKWD) (“Skyward Specialty” or the “Company”) today reported first quarter 2024 net income of $36.8 million, or $0.90 per diluted share, compared to $15.6 million, or $0.42 per diluted share. for the same 2023 period.
Adjusted operating income(1) for the first quarter of 2024 was $31.0 million, or $0.75 per diluted share, compared to $15.5 million, or $0.42 per diluted share, for the same 2023 period.
Highlights for the quarter included:
•Gross written premiums increased 27.2%.
•Underwriting income(1) of $24.7 million compared to $17.8 million for the first quarter of 2023.
•Combined ratio of 89.6% compared to 90.2% for the first quarter of 2023.
•Current accident year non-cat loss and LAE ratio of 60.6% compared to 61.1% for the first quarter of 2023.
•Cat loss and LAE ratio of 0.4% compared to 1.8% for the first quarter of 2023.
•Annualized return on equity of 21.7% compared to 13.4% for the same 2023 period.
•Annualized return on tangible equity(1) of 25.0% compared to 16.6% for the same 2023 period.

(1) See "Reconciliation of Non-GAAP Financial Measures"
Skyward Specialty Chairman and CEO Andrew Robinson commented, "We continued to build on our outstanding 2023 results in the first quarter of 2024, delivering an 89.6% combined ratio inclusive of cat losses, gross written premium growth of approximately 27%, and annualized return on equity of 21.7%. The excellent execution of our "Rule our Niche" strategy and the diversity of our business portfolio continues to distinguish us in the marketplace as 7 of our 8 underwriting divisions achieved double digit growth. While the market opportunities have become more nuanced, we are confident that 2024 will continue to provide plenty of opportunity to deliver attractive returns for our shareholders and to profitably grow our Company."
Results of Operations
Underwriting Results

Premiums
($ in thousands)	Three months ended March 31,
unaudited	2024	2023	% Change
Gross written premiums	$458,620	$360,498	27.2%
Ceded written premiums	$(171,520)	$(158,357)	8.3%
Net retention	62.6%	56.1%	NM (1)
Net written premiums	$287,100	$202,141	42.0%
Net earned premiums	$236,342	$182,831	29.3%
(1) Not meaningful

The increase in gross written premiums for the first quarter of 2024, when compared to the same 2023 period, was driven by double-digit premium growth primarily from our captives, transactional E&S, surety, global property & agriculture and professional lines underwriting divisions.

Combined Ratio	Three months ended March 31,
(unaudited)	2024	2023
Non-cat loss and LAE(1)	60.6%	61.1%
Cat loss and LAE(1)	0.4%	1.8%
Prior accident year development - non-LPT	0.0%	0.0%
Prior accident year development - LPT(2)	(0.1)%	(0.1)%
Loss Ratio	60.9%	62.8%
Net policy acquisition costs	13.6%	11.6%
Other operating and general expenses	16.0%	16.6%
Commission and fee income	(0.9)%	(0.8)%
Expense ratio	28.7%	27.4%
Combined ratio	89.6%	90.2%
Adjusted Underwriting Ratios
Adjusted loss ratio(2)	61.0%	62.9%
Expense ratio	28.7%	27.4%
Adjusted combined ratio(2)	89.7%	90.3%
(1) Current accident year
(2) See "Reconciliation of Non-GAAP Financial Measures"

The loss ratio for the first quarter of 2024 improved 1.9 points when compared to the same 2023 period. The first quarter of 2024 was minimally impacted by catastrophe losses, while the first quarter of 2023 was impacted by wind and hail events, including tornadoes, which added 1.8 points to the 2023 loss ratio. The non-cat loss and LAE ratio improved 0.5 points when compared to the same 2023 period, primarily driven by the shift in the mix of business.
The expense ratio for the first quarter of 2024 increased 1.3 points when compared to the same 2023 period driven by the business mix shift.
The expense ratios for the first quarter of 2024 and 2023, respectively, exclude the impact of IPO related stock compensation and secondary offering expenses, which are reported in other expenses in our condensed consolidated statements of operations and comprehensive income.
Investment Results

Net Investment Income
$ in thousands	Three months ended March 31,
(unaudited)	2024	2023
Short-term investments & cash and cash equivalents	$5,088	$1,776
Fixed income	12,478	7,461
Equities	627	(2)
Alternative & strategic investments	104	(4,589)
Net investment income	$18,297	$4,646
Net unrealized gains on securities still held	$8,991	$3,767
Net realized losses	(688)	(2,806)
Net investment gains	$8,303	$961

Beginning January 1, 2024 we simplified the investment portfolio classifications to align with our strategy and the underlying risk characteristics of the portfolio. The prior period has been reclassified to conform to the current period presentation.

Net investment income for the first quarter of 2024 increased $13.7 million when compared to the same 2023 period. The increase in income from our fixed income portfolio for the first quarter of 2024, when compared to the same 2023 period, was due to (i) a larger asset base as we continued to increase our allocation to this part of our investment portfolio and (ii) a higher book yield of 4.7% at March 31, 2024 compared to 4.0% at March 31, 2023. The increase in income from short-term investments & cash and cash equivalents for the first quarter of 2024, when compared to the same 2023 period, was due to higher investment yields and a larger asset base. The fair value of our alternative and strategic investments portfolio for the first quarter of 2024 increased when compared to the same 2023 period, which was impacted by a decline in the fair value of limited partnership investments.
Stockholders’ Equity
Stockholders’ equity was $692.3 million at March 31, 2024 which represents an increase of 4.7% when compared to stockholders' equity of $661.0 million at December 31, 2023. The increase in stockholders’ equity was primarily due to net income.

Conference Call
At 9 a.m. central time tomorrow, May 2, 2024, Skyward Specialty management will hold a conference call to discuss quarterly results with insurance industry analysts. Interested parties may listen to the discussion at investors.skywardinsurance.com under Events & Presentations. Additionally, investors can access the earnings call via conference call by registering via the conference link. Users will receive dial-in information and a unique PIN to join the call upon registering.
Non-GAAP Financial Measures
This release contains certain financial measures and ratios that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). We refer to these measures as “non-GAAP financial measures.” We use these non-GAAP financial measures when planning, monitoring, and evaluating our performance.
We have chosen to exclude the net impact of the Loss Portfolio Transfer (“LPT”), all development on reserves fully or partially covered by the LPT and amortization of deferred gains associated with recoveries of prior LPT reserve strengthening in certain non-GAAP metrics, where noted, as the business subject to the LPT is not representative of our continuing business strategy. The business subject to the LPT is primarily related to policy years 2017 and prior, was generated and managed under prior leadership, and has either been exited or substantially repositioned during the reevaluation of our portfolio. We consider these non-GAAP financial measures to be useful metrics for our management and investors to facilitate operating performance comparisons from period to period. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered supplemental in nature and is not meant to be a substitute for revenue or net income, in each case as recognized in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces their usefulness as comparative measures. For more information regarding these non-GAAP financial measures and a reconciliation of such measures to comparable GAAP financial measures, see the section entitled “Reconciliation of Non-GAAP Financial Measures.”
About Skyward Specialty Insurance Group, Inc.
Skyward Specialty is a rapidly growing and innovative specialty insurance company, delivering commercial property and casualty products and solutions on a non-admitted and admitted basis. The Company operates through eight underwriting divisions - Accident & Health, Captives, Global Property & Agriculture, Industry Solutions, Professional Lines, Programs, Surety and Transactional E&S. SKWD stock is traded on the Nasdaq Global Select Market, which represents the top fourth of all Nasdaq listed companies.
Skyward Specialty's subsidiary insurance companies consist of Houston Specialty Insurance Company, Imperium Insurance Company, Great Midwest Insurance Company, and Oklahoma Specialty Insurance Company. These insurance companies are rated A- (Excellent) with positive outlook by A.M. Best Company. Additional information about Skyward Specialty can be found on our website at www.skywardinsurance.com.

Forward-Looking Statements
Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are typically, but not always, identified through use of the words "believe," "expect," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Skyward Specialty's Form 10-K, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the potential loss of key members of our management team or key employees and our ability to attract and retain personnel, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, other types of catastrophic events, our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk and adequately protect our company against financial loss, and losses resulting from reinsurance counterparties failing to pay us on reinsurance claims. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Skyward Specialty Insurance Group, Inc.
Media contact:
Haley Doughty
hdoughty@skywardinsurance.com
713-935-4944
or
Investor contact:
Natalie Schoolcraft,
nschoolcraft@skywardinsurance.com
614-494-4988

Skyward Specialty Insurance Group, Inc.

Consolidated Balance Sheets
($ in thousands, except share and per share amounts)
(unaudited)	March 31, 2024	December 31, 2023
Assets
Investments:
Fixed maturity securities, available-for-sale, at fair value (amortized cost of $1,102,190 and $1,047,713, respectively)	$1,065,175	$1,017,651
Fixed maturity securities, held-to-maturity, at amortized cost (net of allowance for credit losses of $329)	42,700	42,986
Equity securities, at fair value	117,083	118,249
Mortgage loans, at fair value	44,309	50,070
Equity method investments	103,962	110,653
Other long-term investments	2,045	3,852
Short-term investments, at fair value	297,932	270,226
Total investments	1,673,206	1,613,687
Cash and cash equivalents	85,059	65,891
Restricted cash	30,210	34,445
Premiums receivable, net	273,410	179,235
Reinsurance recoverables, net	612,043	596,334
Ceded unearned premium	204,625	186,121
Deferred policy acquisition costs	104,697	91,955
Deferred income taxes	23,607	21,991
Goodwill and intangible assets, net	88,137	88,435
Other assets	92,063	75,341
Total assets	$3,187,057	$2,953,435
Liabilities and stockholders’ equity
Liabilities:
Reserves for losses and loss adjustment expenses	$1,376,946	$1,314,501
Unearned premiums	621,794	552,532
Deferred ceding commission	41,062	37,057
Reinsurance and premium payables	193,760	150,156
Funds held for others	88,864	58,588
Accounts payable and accrued liabilities	53,443	50,880
Notes payable	100,000	50,000
Subordinated debt, net of debt issuance costs	18,916	78,690
Total liabilities	2,494,785	2,292,404
Stockholders’ equity
Common stock, $0.01 par value, 500,000,000 shares authorized, 39,995,027 and 39,863,756 shares issued and outstanding, respectively	400	399
Additional paid-in capital	711,309	710,855
Stock notes receivable	(5,234)	(5,562)
Accumulated other comprehensive loss	(29,279)	(22,953)
Retained earnings (accumulated deficit)	15,076	(21,708)
Total stockholders’ equity	692,272	661,031
Total liabilities and stockholders’ equity	$3,187,057	$2,953,435

Skyward Specialty Insurance Group, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income
($ in thousands)	Three months ended March 31,
(unaudited)	2024	2023

Revenues:
Net earned premiums	$236,342	$182,831
Commission and fee income	2,026	1,492
Net investment income	18,297	4,646
Net investment gains	8,303	961
Total revenues	264,968	189,930
Expenses:
Losses and loss adjustment expenses	143,914	114,900
Underwriting, acquisition and insurance expenses	69,774	51,655
Interest expense	2,727	2,152
Amortization expense	388	387
Other expenses	1,188	1,114
Total expenses	217,991	170,208
Income before income taxes	46,977	19,722
Income tax expense	10,193	4,166
Net income	36,784	15,556
Net income attributable to participating securities	—	1,274
Net income attributable to common stockholders	$36,784	$14,282
Comprehensive income:
Net income	$36,784	$15,556
Other comprehensive (loss) income:
Unrealized gains and losses on investments:
Net change in unrealized (losses) gains on investments, net of tax	(5,418)	7,788
Reclassification adjustment for losses on securities no longer held, net of tax	(908)	(47)
Total other comprehensive (loss) income	(6,326)	7,741
Comprehensive income	$30,458	$23,297

Skyward Specialty Insurance Group, Inc.

Share and Per Share Data
($ in thousands, except share and per share amounts)	Three months ended March 31,
(unaudited)	2024	2023

Weighted average basic shares	39,108,351	32,848,243
Weighted average diluted shares	41,085,136	36,952,073

Basic earnings per share	$0.94	$0.43
Diluted earnings per share	$0.90	$0.42
Basic adjusted operating earnings per share	$0.79	$0.43
Diluted adjusted operating earnings per share	$0.75	$0.42

Annualized ROE (1)	21.7%	13.4%
Annualized adjusted ROE (2)	18.3%	13.3%
Annualized ROTE (3)	25.0%	16.6%
Annualized adjusted ROTE (4)	21.1%	16.5%

	March 31	December 31
	2024	2023

Shares outstanding	39,995,027	39,863,756
Fully diluted shares outstanding	41,964,170	41,771,854

Book value per share	$17.44	$16.72
Fully diluted book value per share	$16.62	$15.96
Fully diluted tangible book value per share	$14.52	$13.84

(1) Annualized ROE is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders' equity during the period
(2) Annualized adjusted ROE is adjusted operating income expressed on an annualized basis as a percentage of average beginning and ending stockholders' equity during the period
(3) Annualized ROTE is net income expressed on an annualized basis as a percentage of average beginning and ending tangible stockholders' equity during the period
(4) Annualized adjusted ROTE is adjusted operating income expressed on an annualized basis as a percentage of average beginning and ending tangible stockholders' equity during the period

Skyward Specialty Insurance Group, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted operating income – We define adjusted operating income as net income excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook, net of tax impact. We use adjusted operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted operating income should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define adjusted operating income differently.

($ in thousands)	Three months ended March 31,
(unaudited)	2024		2023
	Pre-tax	After-tax	Pre-tax	After-tax
Income as reported	$46,977	$36,784	$19,722	$15,556
Less (Add):
Net investment gains	8,303	6,559	961	759
Net impact of loss portfolio transfer	241	190	242	191
Other expenses	(1,188)	(939)	(1,114)	(880)
Adjusted operating income	$39,621	$30,974	$19,633	$15,486

Underwriting income – We define underwriting income as net income before income taxes excluding net investment income, net realized and unrealized gains and losses on investments, impairment charges, interest expense, amortization expense and other income and expenses. Underwriting income represents the pre-tax profitability of our underwriting operations and allows us to evaluate our underwriting performance without regard to investment income. We use this metric as we believe it gives our management and other users of our financial information useful insight into our underlying business performance. Underwriting income should not be viewed as a substitute for pre-tax income calculated in accordance with GAAP, and other companies may define underwriting income differently.

($ in thousands)	Three months ended March 31,
(unaudited)	2024	2023
Income before federal income tax expense	$46,977	$19,722
Add:
Interest expense	2,727	2,152
Amortization expense	388	387
Other expenses	1,188	1,114
Less:
Net investment income	18,297	4,646
Net investment gains	8,303	961
Underwriting income	$24,680	$17,768

Skyward Specialty Insurance Group, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted Loss Ratio / Adjusted Combined Ratio – We define adjusted loss ratio and adjusted combined ratio as the corresponding ratio (calculated in accordance with GAAP), excluding losses and LAE related to the LPT and all development on reserves fully or partially covered by the LPT and amortization of deferred gains associated with recoveries of prior LPT reserve strengthening. We use these adjusted ratios as internal performance measures in the management of our operations because we believe they give our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Our adjusted loss ratio and adjusted combined ratio should not be viewed as substitutes for our loss ratio and combined ratio, respectively.

($ in thousands)	Three months ended March 31,
(unaudited)	2024	2023
Net earned premiums	$236,342	$182,831

Losses and LAE	143,914	114,900
Add: Pre-tax net impact of LPT	(241)	(242)
Adjusted losses and LAE	$144,155	$115,142

Loss ratio	60.9%	62.8%
Add: net impact of LPT	(0.1)%	(0.1)%
Adjusted loss ratio	61.0%	62.9%

Combined ratio	89.6%	90.2%
Add: net impact of LPT	(0.1)%	(0.1)%
Adjusted combined ratio	89.7%	90.3%

Tangible Stockholders’ Equity – We define tangible stockholders’ equity as stockholders’ equity less goodwill and intangible assets. Our definition of tangible stockholders’ equity may not be comparable to that of other companies and should not be viewed as a substitute for stockholders’ equity calculated in accordance with GAAP. We use tangible stockholders’ equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure.

($ in thousands)	March 31		December 31
(unaudited)	2024	2023	2023
Stockholders' equity	$692,272	$507,146	$661,031
Less: Goodwill and intangible assets	88,137	89,503	88,435
Tangible stockholders' equity	$604,135	$417,643	$572,596